Exhibit 99.1

	Contact:	Mark D. Hauptman
Vice President and CFO
UICI
News Release		9151 Grapevine Highway
North Richland Hills, Texas 76180
Phone: (817) 255-5200
(For Immediate Release)
UICI ANNOUNCES RESULTS OF OPERATIONS FOR SECOND QUARTER AND FIRST SIX MONTHS OF 2005
UICI ANNOUNCES DECLARATION OF SEMI-ANNUAL CASH DIVIDEND
RESULTS REFLECT CONTINUED STRONG PERFORMANCE AT SELF-EMPLOYED AGENCY DIVISION
NORTH RICHLAND HILLS, TX, July 28, 2005—UICI (the “Company” NYSE: UCI), a leader in the health insurance market for self-employed individuals, today reported second quarter and first six months 2005 results of operations.
     UICI reported second quarter 2005 revenues and income from continuing operations of $545.0 million and $52.1 million ($1.11 per diluted share), respectively, compared to second quarter 2004 revenues and income from continuing operations of $512.0 million and $35.9 million ($0.76 per diluted share), respectively. For the six months ended June 30, 2005, the Company generated revenues and income from continuing operations of $1.1 billion and $104.8 million ($2.22 per diluted share), respectively, compared to revenues and income from continuing operations of $1.0 billion and $68.6 million ($1.44 per diluted share), respectively, in the six months ended June 30, 2004.
     Overall, for the three and six months ended June 30, 2005, the Company reported net income in the amount of $52.3 million ($1.11 per diluted share) and $104.0 million ($2.20 per diluted share), respectively, compared to net income of $42.4 million ($0.89 per diluted share) and $80.8 million ($1.69 per diluted share), respectively, in the corresponding 2004 periods.
     The Company’s second quarter 2005 results from continuing operations benefited from the continued strong performance of its Self-Employed Agency (“SEA”) Division and improved results at its other business units. In the 2005 second quarter, the SEA Division reported operating income of $76.1 million, compared to operating income of $70.0 million in the second quarter of 2004. Results at the Company’s SEA Division continued to reflect increased renewal premium revenue, with which is associated a lower commission rate compared to the commission rate on first year premium revenue. Operating income for the six months ended June 30, 2005 at the SEA Division also reflected a reduction of claim liabilities in the amount of $7.6 million, which was recorded in the first quarter of 2005 and resulted from a change in accounting estimate.

Comparative Summary Results of Operations and Balance Sheet Information
     Set forth in the tables below are comparative summary results of operations for the three and six-month periods ended June 30, 2005 and 2004, and selected balance sheet data as of June 30, 2005 and December 31, 2004, respectively.

	Three Months ended		Six Months ended
Income Statement Data:	June 30,		June 30,
	2005	2004	2005	2004
	(In thousands, except per share amounts)
Revenues	$544,983	$511,980	$1,080,961	$1,006,676
Operating income from continuing operations before income taxes	$79,514	$55,115	$160,593	$105,128

Income from continuing operations	$52,142	$35,947	$104,800	$68,645
Income (loss) from discontinued operations	173	6,457	(813)	12,150

Net income	$52,315	$42,404	$103,987	$80,795

Per Diluted Share:
Income from continuing operations	$1.11	$0.76	$2.22	$1.44
Income (loss) from discontinued operations	0.00	0.13	(0.02)	0.25

Net income	$1.11	$0.89	$2.20	$1.69

Average shares outstanding (in thousands)	47,131	47,272	47,128	47,774

Balance Sheet Data:	June 30, 2005	December 31, 2004
	(In thousands, except per share amounts)
Stockholders’ equity	$804,089	$714,146
Book value per share (1)	$17.07	$15.18

(1)	Excludes the unrealized gains on securities available for sale.
Business Segment Results
     The table below sets forth, by business segment, income (loss) before taxes (“operating income (loss)”) for the three and six months ended June 30, 2005 and 2004.

	Three Months ended		Six Months ended
	June 30,		June 30,
	2005	2004	2005	2004
	(In thousands)
Operating income (loss):
Insurance:
Self-Employed Agency Division	$76,055	$69,965	$146,326	$114,582
Student Insurance Division	(4,755)	(20,805)	(3,301)	(21,997)
Star HRG Division	444	2,163	1,409	3,513
Life Insurance Division	2,578	1,249	4,404	2,385
Other Insurance	773	305	3,725	84

Total Insurance	75,095	52,877	152,563	98,567
Other Key Factors:
Investment income on equity, realized gains and losses, general corporate expenses and other (including interest expense on non-student loan indebtedness)	6,428	6,013	6,820	9,333
Variable stock-based compensation expense (benefit)	(2,009)	(3,775)	1,210	(2,772)

Total Other Key Factors	4,419	2,238	8,030	6,561

Operating income	$79,514	$55,115	$160,593	$105,128

UICI’s results of operations for the three and six months ended June 30, 2005 were impacted by the following factors:
Self-Employed Agency Division
     The SEA Division reported operating income of $76.1 million and $146.3 million, respectively, in the three and six month periods ended June 30, 2005, compared to operating income of $70.0 million and $114.6 million, respectively, in the corresponding 2004 periods. Operating income for the three month period ended June 30, 2005 benefited from an increase in earned premium revenue and a decrease in commission expenses as a percentage of earned premium; these factors were offset by an increase in loss ratio (from 51.0% in the 2004 period to 53.0% in the 2005 period). Operating income at the SEA Division for the six months ended June 30, 2005 was positively impacted by an increase in earned premium revenue, a decrease in commission expenses as a percentage of earned premium, a lower loss ratio (from 55.4% in the 2004 six-month period to 52.5% in the 2005 six-month period) resulting from favorable claims experience and a favorable claim liability adjustment in the amount of $7.6 million realized in the first quarter of 2005. Earned premium revenue at the SEA Division increased to $356.2 million in the second quarter of 2005 from $333.9 million in the corresponding 2004 period and to $713.2 million in the first six months of 2005 compared to $662.2 million in the first six months of 2004.
     Operating income at the SEA Division as a percentage of earned premium revenue (i.e., operating margin) in the six months ended June 30, 2005 was 20.5%, compared to 17.3% in the corresponding 2004 period. The significant increase in operating margin in the six months ended June 30 was attributable primarily to the period-over-period decrease in the loss ratio and a decrease in the effective commission rate (due to a decrease in the amount of first year premium relative to renewal premium, which carries a lower commission rate compared to commissions on first year premium). These factors were partially offset by higher administrative expenses as a percentage of premium, resulting from an accrual recorded in the first quarter of 2005 for certain administrative costs associated with the previously announced multi-state market conduct review and amortization of software costs related to the November 2004 HealthMarket acquisition.
     In the second quarter of 2005, operating margin was 21.4%, compared to 21.0% in the year earlier period. The moderate quarter over quarter increase in operating margin was attributable primarily to a decrease in the effective commission rate and slightly lower administrative expenses as a percentage of earned premium. These factors were partially offset by the quarter over quarter increase in loss ratio. The Company believes that the increase in loss ratio at the SEA Division in the second quarter of 2005 compared to the year earlier quarter is attributable to two factors: the loss ratio associated with its individual health insurance business is beginning to trend to more historical levels, and the SEA Division loss ratio in the second quarter of 2005 reflects experience associated with the block of small group product business assumed by the Company in the November 2004 HealthMarket transaction, which product provides more comprehensive benefits and generally a higher loss ratio than the Company’s more traditional individual products.
     In the second quarter of 2005, total SEA Division submitted annualized premium volume (i.e., the aggregate annualized premium amount associated with individual and small group health insurance applications submitted by the Company’s agents for underwriting by the Company) decreased by 13.6%, to $185.9 million in the second quarter of 2005 from $215.2 million in the second quarter of 2004. For the full six months ended June 30, 2005, total SEA Division submitted annualized premium volume decreased by 12.2%, to $404.7 million in the six months ended June 30, 2005 from $460.7 million in the six months ended June 30, 2004. The period-over-period decreases in submitted annualized premium volume can be attributed primarily to a reduction in the average number of writing agents in the field (from 2,405 in the second quarter of 2004 to 2,139 in the second quarter of 2005, and from 2,463 in the six months ended June 30, 2004 to 2,232 in the six months ended June 30, 2005). While the Company believes that its continuing efforts to enhance agent recruiting are having a positive impact, due to an extensive training program it now takes longer for a new recruit to become an effective writing agent.
     In the first six months of 2005, the SEA Division began to sell, through agents associated with its UGA — Association Field Services agency, individual consumer driven health plan (CDHP) products in selected markets in twelve states (Alabama, Arizona, Florida, Illinois, Michigan, Mississippi, Missouri, Pennsylvania, Rhode Island, South Carolina, Texas, and Virginia) and the District of Columbia and products targeted toward the small employer group market in eight states (Georgia, Illinois, Michigan, Arizona, Nevada, Tennessee, Ohio and Texas). The Company intends to continue the roll out of individual and small employer group CDHP products in additional markets throughout the balance of 2005.
Student Insurance Division
     The Company’s Student Insurance Division (which offers tailored health insurance programs that generally provide single school year coverage to individual students at colleges and universities) reported operating losses of $(4.8) million and $(3.3) million in the three and six months ended June 30, 2005, compared to operating losses of $(20.8) million and $(22.0) million in the corresponding 2004 periods.
     Results for the 2005 periods at the Student Insurance Division reflected a significant decrease in the loss ratio to 83.3% and 79.6%, respectively, in the three and six months ended June 30, 2005, from 93.5% and 86.9%, respectively, in the corresponding 2004 periods. The 2005 results also benefited from lower administrative expenses as a percentage of earned premium and from better utilization of network service agreements with healthcare providers. The 2004 second quarter results included an impairment charge in the amount of $(6.3) million principally associated with the abandonment of computer hardware and software assets associated with a claims processing system.
     Earned premium revenue at the Student Insurance Division increased to $75.0 million and $148.3 million, respectively, in the three and six months ended June 30, 2005, from $73.7 million and $145.3 million, respectively, in the 2004 periods.
Star HRG Division
     The Company’s Star HRG Division (which designs, markets and administers limited benefit health insurance plans for entry level, high turnover, and hourly employees) reported operating income for the three and six months ended June 30, 2005 in the amount of $444,000 and $1.4 million, respectively, compared to operating income of $2.2 million and $3.5 million, respectively, in the corresponding 2004 periods. The results in the second quarter of 2005 were negatively impacted by an increase in the loss ratio to 64.2% in the second quarter of 2005 from 62.1% in the second quarter of 2004, which increase was principally attributable to higher-than-expected incurred claims.
     Earned premium revenue at the Star HRG Division was $36.9 million and $74.6 million, respectively, in the three and six months ended June 30, 2005 compared to $39.6 million and $74.4 million, respectively, in the 2004 periods.
Life Insurance Division
     The Company’s Life Insurance Division reported operating income in the three and six months ended June 30, 2005 of $2.6 million and $4.4 million, respectively, compared to operating income of $1.2 million and $2.4 million, respectively, in the corresponding 2004 periods. The 2005 period-over-2004 period increases in operating income were attributable to an increase in revenue and the decrease in administrative and marketing costs as a percentage of premiums.
     In the second quarter and first six months of 2005, the Company’s Life Insurance Division generated annualized paid premium volume (i.e., the aggregate annualized life premium amount associated with new life insurance policies issued by the Company) in the amount of $9.5 million and $18.2 million, respectively, compared to $8.7 million and $15.2 million, respectively, in the corresponding 2004 periods. The increases in annualized paid premium volume reflected the increase in sales of the Company’s new life products through two independent marketing companies.
Other Key Factors
     The Company’s Other Key Factors segment includes investment income not otherwise allocated to the Insurance segment, realized gains and losses, interest expense on corporate debt, general expenses relating to corporate operations, variable stock compensation and other unallocated items.
     The Company’s Other Key Factors segment reported operating income of $4.4 million and $8.0 million, respectively, in the three and six months ended June 30, 2005, compared to operating income of $2.2 million and $6.6 million in the corresponding 2004 periods.
     The 2005 quarter-over-2004 quarter increase in operating income in the Other Key Factors segment was primarily attributable to a $3.7 million increase in investment income on equity and a $1.8 million decrease in variable non-cash stock-based compensation expense associated with the various stock accumulation plans established by the Company for the benefit of its independent agents. These increases were offset by a decrease in net realized gains of $1.4 million and a $1.9 million increase in unallocated corporate overhead.
     The increase in operating income in the Other Key Factors segment in the six months ended June 30, 2005 compared to the corresponding 2004 period was primarily attributable to a $5.4 million increase in investment income on equity and a $4.0 million period over period change (from a $2.8 million expense in 2004 to a $1.2 million benefit in 2005) in variable non-cash stock-based compensation associated with the various stock accumulation plans. These increases were offset by a decrease in net realized gains of $4.3 million and a $3.7 million increase in unallocated corporate overhead.
Discontinued Operations
     In the three and six months ended June 30, 2005 the Company reported an income (loss) from discontinued operations in the amount of $173,000, net of tax ($0.00 per diluted share) and $(813,000), net of tax ($(0.02) per diluted share), respectively, compared to income from discontinued operations of $6.5 million, net of tax ($0.13 per diluted share) and $12.2 million, net of tax ($0.25 per diluted share), respectively, in the corresponding 2004 periods.
     Results from discontinued operations for the six months ended June 30, 2004 reflected a pre-tax gain in the amount of $7.7 million (which was recorded in the first quarter of 2004), generated from the sale of the remaining uninsured student loan assets formerly held by the Company’s former Academic Management Services Corp. subsidiary (which the Company disposed of in November 2003), and a favorable resolution of a dispute related to the Company’s former Special Risk Division recorded in the second quarter of 2004.

Declaration of Semi-Annual Cash Dividend
     In accordance with the Company’s previously announced dividend policy, on July 28, 2005, the Company’s Board of Directors declared a regular semi-annual cash dividend of $0.25 on each share of Common Stock. The cash dividend will be payable on September 15, 2005 to shareholders of record at the close of business on August 22, 2005.
CORPORATE PROFILE:
     UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) to niche consumer and institutional markets. Through its Self-Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company’s dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Student Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve. Through its Star HRG Division, UICI markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. Through its ZON Re USA unit, the Company underwrites, administers and issues accidental death, accidental death and dismemberment (AD&D), accident medical and accident disability insurance policies, both on a primary and on a reinsurance basis. For more information, visit www.uici.net.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential” and similar expressions. Actual results may vary materially from those included in the forward-looking statements. Factors that could cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, general economic conditions; the continued ability of the Company to compete for customers and insureds in an industry where many of its competitors may have greater market share and/or greater financial resources; the Company’s ability to accurately estimate medical claims and control costs; changes in government regulation that could increase the costs of compliance or cause the Company to discontinue marketing its products in certain states; the Company’s failure to comply with new or existing government regulation that could subject it to significant fines and penalties; changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis); significant liabilities and costs associated with litigation; failure of the Company’s information systems to provide timely and accurate information; negative publicity regarding the Company’s business practices and/or regarding the health insurance industry in general; the Company’s inability to enter into or maintain satisfactory relationships with networks of hospitals, physicians, dentists, pharmacies and other health care providers; failure of the Company’s regulated insurance company subsidiaries to maintain their current ratings by A.M. Best Company, Fitch and/or Standard & Poor’s; and the other risk factors set forth in the reports filed by the Company with the Securities and Exchange Commission.
UICI press releases and other company information are available at UICI’s website located at www.uici.net.